Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

COMPANY PRESS RELEASE

Pharmasset Reports Third Fiscal Quarter 2007 Financial Results

Princeton, NJ – (August 9, 2007) – Pharmasset, Inc. (Nasdaq: VRUS), a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections, reported its unaudited financial results for the third fiscal quarter and nine months ended June 30, 2007. For the three months ended June 30, 2007, Pharmasset reported a net loss attributable to common stockholders of $7.1 million, or $0.40 per share, as compared to a net loss attributable to common stockholders of $4.4 million, or $0.42 per share for the same period in 2006. For the nine months ended June 30, 2007, Pharmasset reported a net loss attributable to common stockholders of $5.2 million, or $0.40 per share, as compared to a net loss attributable to common stockholders of $8.7 million, or $0.83 per share for the same period in 2006.

Revenues were $0.5 million during the third fiscal quarter ended June 30, 2007, primarily consisting of the amortization of payments received from Roche from the hepatitis C virus (HCV) collaboration agreement that were previously recorded as deferred revenue. Revenues for the same period in 2006 were also $0.5 million. Revenues increased to $14.0 million during the nine months ended June 30, 2007 from $4.9 million during the same period in 2006. This $9.1 million increase from the year ago period was primarily due to the receipt of milestone payments from Roche totaling $12.5 million during the first half of fiscal 2007.

Total costs and expenses for the third fiscal quarter ended June 30, 2007 were $7.1 million as compared to $5.0 million for the same period in 2006. Total costs and expenses for the nine months ended June 30, 2007 were $19.0 million as compared to $14.0 million for the same period in 2006. The increased operating expenses for both the three months and nine months ended June 30, 2007 were primarily the result of an increase in registration clinical trial expenses for clevudine, a Phase 3 clinical candidate for the treatment of chronic hepatitis B virus (HBV) infection, as well as depreciation, non-cash stock compensation and drug discovery expenses.

At June 30, 2007, Pharmasset held $65.3 million in cash and cash equivalents and approximately $1.3 million of short-term investments. In July 2007, Pharmasset received a $7.5 million milestone payment from Roche upon their initiation of long-term chronic toxicology studies in two animal species as part of a collaboration for the development of R7128 for the treatment of chronic HCV infection.

“Pharmasset continues to make progress toward our clinical program objectives with a focus on building shareholder value,” stated Schaefer Price, Pharmasset’s President & CEO. “In the near future, we look forward to initiating enrollment for the clevudine Phase 3 clinical trials for registration in the Americas and Europe and to reporting preliminary safety and efficacy data following 14 days of monotherapy with R7128, a potent HCV inhibitor being developed through our collaboration with Roche.”

Recent Highlights

•	Completed an initial public offering (IPO) of 5,050,000 shares of its common stock at a price of $9.00 per share. Net cash proceeds from the IPO were $39.0 million.

•	Received a $7.5 million milestone payment from Roche as part of a collaboration for the development of R7128 for the treatment of chronic HCV infection.

•	Completed patient enrollment of a Phase 1 multiple ascending dose study of R7128 in 40 patients chronically infected with HCV.

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Demonstrated in vitro that clevudine does not inhibit human immunodeficiency virus (HIV), does not result in new resistance mutations and thus may be useful for the treatment of HIV/HBV co-infected patients.

•	Confirmed Racivir’s antiviral activity in treatment-experienced HIV patients with the M184V resistance mutation and less than three thymidine analog mutations.

Anticipated Highlights

•	Initiation of clevudine Phase 3 registration clinical trial enrollment in the third calendar quarter of 2007.

•	Release of R7128 preliminary safety and efficacy data from a Phase 1 multiple ascending dose study following 14 days of monotherapy in September 2007.

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Presentation of R7128 safety and pharmacokinetic data from a Phase 1 single ascending dose study at the 14th International Symposium on Hepatitis C Virus and Related Viruses being held from September 9-13, 2007.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is expected to enter Phase 3 clinical trials for registration in the Americas and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a Phase 1 clinical trial through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that there will be a delay in the initiation of the clevudine Phase 3 registration studies, the release of preliminary R7128 safety and efficacy data from the Phase 1 multiple ascending dose study following 14 days of monotherapy or the presentation of safety and pharmacokinetic data from the Phase 1 single ascending dose study, the risk that our collaboration with Roche will not continue or will not be successful, the risk that the on-going or anticipated clinical trials for any one or more of our product candidates will not be successful or that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.

PHARMASSET, INC.

CONDENSED BALANCE SHEETS

	As of June 30, 2007 (unaudited)	As of Sept. 30, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,256,208	$26,182,316
Short-term investments	1,252,438	1,250,013
Amounts due under collaborative agreements	1,283,044	297,070
Prepaid expenses and other assets	907,442	359,082
Deferred offering costs	—	1,608,826

Total current assets	68,699,132	29,697,307

EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
Laboratory, office furniture and equipment	2,321,430	1,877,095
Leasehold improvements	1,836,553	1,836,553

	4,157,983	3,713,648
Less accumulated depreciation and amortization	(1,206,834)	(544,725)

Total equipment and leasehold improvements, net	2,951,149	3,168,923

OTHER ASSETS	152,524	131,300

TOTAL	$71,802,805	$32,997,530

LIABILITIES, REDEEMABLE STOCK, WARRANTS AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$502,235	$710,386
Accrued expenses	3,502,607	2,055,025
Deferred rent	124,462	124,462
Capital lease obligation	156,663	—
Deferred revenue	1,857,136	1,803,564

Total current liabilities	6,143,103	4,693,437
DEFERRED RENT	235,627	328,718
NON CURRENT PORTION OF CAPITAL LEASE OBLIGATION	82,558	—
DEFERRED REVENUE	6,190,422	7,364,547

Total liabilities	12,651,710	12,386,702

COMMITMENTS	—	—
REDEEMABLE STOCK AND WARRANTS
Series B, C, D, and R redeemable convertible stock	—	19,376,679
Series R-1 warrants	—	264,000
Redeemable common stock	—	1,190,251

Total redeemable stock and warrants	—	20,830,930
STOCKHOLDER’S EQUITY (DEFICIT)
Series A convertible preferred stock	—	2,640
Series D-1 warrants	—	5,411,932
Common Stock	21,071	10,291
Additional paid-in capital	114,606,732	44,480,015
Accumulated other comprehensive income	4,730	2,305
Accumulated deficit	(55,481,438)	(50,127,285)

Total stockholders’ equity (deficit)	59,151,095	(220,102)

TOTAL	$71,802,805	$32,997,530

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PHARMASSET, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE NET LOSS

(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
REVENUES:	$464,291	$513,784	$14,045,167	$4,884,429

COSTS AND EXPENSES:
Research and development	4,426,252	3,145,358	12,096,962	7,936,220
General and administrative	2,640,655	1,886,000	6,892,707	6,099,868

Total costs and expenses	7,066,907	5,031,358	18,989,669	14,036,088

OPERATING LOSS	(6,602,616)	(4,517,574)	(4,944,502)	(9,151,659)
INVESTMENT INCOME	744,938	394,383	1,544,018	1,279,861
INTEREST EXPENSE	(4,435)	—	(11,369)	—

LOSS BEFORE INCOME TAXES	(5,862,113)	(4,123,191)	(3,411,853)	(7,871,798)
PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	(5,862,113)	(4,123,191)	(3,411,853)	(7,871,798)
REDEEMABLE PREFERRED STOCK ACCRETION	1,204,653	279,059	1,775,684	829,387

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(7,066,766)	$(4,402,250)	$(5,187,537)	$(8,701,185)

COMPREHENSIVE NET LOSS:
NET LOSS	$(5,862,113)	$(4,123,191)	$(3,411,853)	$(7,871,798)
UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE INVESTMENTS	—	481	2,425	(56,465)

COMPREHENSIVE NET LOSS:	$(5,862,113)	$(4,122,710)	$(3,409,428)	$(7,928,263)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
BASIC	$(0.40)	$(0.42)	$(0.40)	$(0.83)
DILUTED	$(0.40)	$(0.42)	$(0.40)	$(0.83)
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	17,558,466	10,495,068	12,919,580	10,448,106
DILUTED	17,558,466	10,495,068	12,919,580	10,448,106

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